Form 12b-25

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[ ]  Form 10-K
[ ]  Form 20-F
[ ]  Form 11-K
[ ]  Form 10-Q
[X]  Form N-SAR

For the period ended:  June 30, 2000
                      ________________________

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the period ended: ___________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part 1 - Registrant Information

Full Name of Registrant:      Ameritor Industry Fund (811-00855)
Former Name if Applicable:

Address of Principal Executive Office (Street and Number):
     105 North Washington Street
     Post Office Box 69

City, State, and Zip Code:
     Rocky Mount, North Carolina  27802

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Part 2 - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate):

 [ ] a. The reasons described in reasonable detail in Part 3 of this form could not be eliminated without unreasonable effort or expense;

 [X] b. The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar following the prescribed due date; and

 [ ] c. The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part 3 - Narrative

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The reports necessary to complete the N-SAR were not completed on this date, therefore compiling that data before the required time is not possible.

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Part 4 - Other Information

      1. Name and telephone number of person to contact in regard to this notification:

         C. Frank Watson III       252-972-9922

      2. Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer if no, identify report(s).

         [X] yes    [ ] no

      3. Is it anticipated that any significant change in results of operations from corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] yes    [X] no

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Ameritor Industry Fund

                  (Name of Registrant as Specified In Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 30, 2000                  By: /s/ Carol S. Kinney
      ____________________                  ________________________

                                            Carol S. Kinney
                                            Secretary